EXHIBIT 10.17

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) effective as of September 30, 2004 is made by and between Robert H. Kill (“Kill”) and Ciprico Inc. (the “Company”).

R E C I T A L S

WHEREAS, Kill was employed by the Company as its Chief Executive Officer (CEO) and President pursuant to an Employment Agreement dated May 1, 2003 (the “Employment Agreement”);

WHEREAS, Kill notified the Company of his intention to resign his position as CEO and President, effective March 18, 2004.

WHEREAS, from March 19, 2004 through the date of Kill’s execution of this Agreement, Kill remained employed by the Company.

WHEREAS, Kill and the Company wish to enter into this Agreement to memorialize their mutual agreement regarding the end of his employment with the  Company.

NOW, THEREFORE, in consideration of the premises and the  mutual promises and covenants contained in this Agreement, the Company and Kill agree:

A G R E E M E N T

1.             Employment Agreement.  Pursuant to Paragraph 8.01(a) of Kill’s Employment Agreement, Kill’s employment pursuant to his Employment Agreement and the Employment Agreement will terminate by mutual agreement effective September 30, 2004.  Notwithstanding anything herein to the contrary, the parties hereby agree that Paragraphs 5, 6, 7 and 9 of Kill’s Employment Agreement survive the termination of Kill’s employment and the termination of the Employment Agreement forever and that Paragraphs 3.03 and 3.04 of Kill’s Employment Agreement survive the termination of Kill’s employment and the termination of the Employment Agreement for a period of one (1) year from the effective date of this Agreement.

2.             Separation Payment.  Specifically in consideration of Kill signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company shall pay Kill $16,250.00 on the first day of each month for twelve (12) calendar months beginning October 1, 2004 and ending September 1, 2005, less authorized and required deductions and withholdings.

3.             COBRA Premiums.  Specifically in consideration of Kill signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company shall pay through September 30, 2005, the entire premium for Kill’s health and dental insurance coverage under the Company’s group health and dental insurance plans.  The Company will discontinue payments under this Paragraph 3 before September 30, 2005 if, and at such time as, Kill (1) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, or (2) ceases to participate, for whatever reason, in the Company’s group insurance plans.  Notwithstanding the foregoing, the COBRA period for continuation of his insurance coverage under Company’s group plans will begin on October 1, 2004.

4.             Use of Office and Telephone.  So long as Kill serves as the Company’s Chairman of the Board, Kill may use, free of charge, office space and the telephone at the Company’s offices.

5.             Release of Claims by Kill.  Specifically in consideration of the separation pay and benefits described in this Agreement (Paragraphs 3 and 4), by signing this Agreement, Kill, for himself and anyone who has or obtains legal rights or claims through him, agrees to the following:

a.             Kill hereby does release, agree not to sue, and forever discharges the Company (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Kill has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Kill’s employment with the Company, or the termination of that employment, and however originating or existing, from the beginning of time through the date of Kill signing this Agreement.

b.             This release includes, without limiting the generality of the foregoing, any claims Kill may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, separation pay or benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 210l, et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  Kill hereby waives any and all relief not provided for in this Agreement.  By Kill’s signing this Agreement, Kill agrees that the payments and benefits provided to Kill under this Agreement fully compensates Kill for and extinguish any and all claims arising out of Kill’s employment, separation from employment or otherwise with the Company.  Kill understands and agrees that, by signing this Agreement, he waives and releases any past, present, or future claim to employment with the Company and agrees not to seek employment with the Company.

c.             Kill affirms that he has not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against the Company, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If Kill files, or has filed on his behalf, a charge, complaint, or action, Kill agrees that the payments and benefits described above in Paragraphs 3, 4 and 5 are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and Kill waives, and agrees not to take, any award of money or other damages from such charge, complaint, or action.  In the event there is outstanding a charge, complaint, or action, Kill agrees to seek immediate withdrawal and dismissal with prejudice.  In the event that for any reason said charge, complaint, or action is not withdrawn, Kill agrees not to testify, provide documents, or otherwise participate, or to permit others to voluntarily participate on Kill’s behalf, in any investigation or litigation arising there from or associated therewith and to execute such other papers or documents as the Company’s counsel determines may be necessary or desirable to have any such charge, complaint or action dismissed with prejudice.  Kill and the Company acknowledge and agree that this Paragraph will not prohibit either party from testifying or responding pursuant to a court order or a subpoena issued by a government agency and which appears valid in its face, or pursue or take any action as otherwise required or permitted by law.

d.             Kill is not, by signing this Agreement, releasing or waiving (1) any vested interest he may have in any profit sharing plan or pension plan by virtue of his employment with the Company, (2) any rights or claims that are not specifically released herein or that may arise after the Agreement is signed, (3) the post-employment benefits and payments specifically promised to Kill under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

e.             The Company, as used in this Agreement, shall mean Ciprico Inc. and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Ciprico Inc., in their official and individual capacities.

6.             Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, Kill acknowledges and agrees that the Company has informed him that (1) he has the right to consult with an attorney of his choice prior to signing this Agreement, and (2) he is entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to him.  The Company encourages Kill to use the full 21-day period to consider this Agreement but he has the right, if he chooses, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

7.             Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  Kill is hereby notified of his right to rescind the release of claims contained in Paragraph 6 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of Kill signing this Agreement, and with regard to Kill’s rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of Kill signing this Agreement.  The two rescission periods shall run concurrently.  In order to be effective, the rescission must (a) be in writing; (b) delivered to Thomas S. Wargolet, Vice President of Finance, Ciprico Inc., 17400 Medina Road, Suite 800, Plymouth, MN 55447 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Thomas S. Wargolet, as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 15-day period without rescission.  Kill understands that if he rescinds any part of this Agreement in accordance with this Paragraph 7, he will not receive the separation pay and other benefits described in Paragraphs 3 and 4 and he will be obligated to return any such benefits and payments if already received.

8.             Remedies.  If Kill breaches any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement.  If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

9.             Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company of any liability or unlawful conduct whatsoever.  The Company specifically denies any liability or unlawful conduct.

10.           Successors and Assigns.  This Agreement is personal to Kill and may not be assigned by Kill without the written agreement of the Company.  The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

11.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

12.           Entire Agreement.  Except as noted with regard to the surviving provisions of Kill’s Employment Agreement, this Agreement states the entire Agreement of the parties with respect to the subject matter hereof.  No modification, release, discharge or waiver of any provision of this Agreement shall by of any force or effect unless made in writing and signed by the parties hereto.  The parties acknowledge that they have not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement, in signing this Agreement.

13.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

14.           Claims Involving the Company.  At the Company’s request, Kill will cooperate with the Company in any future claims or lawsuits involving the Company, where Kill has knowledge of the underlying facts.  In addition, Kill will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against the Company; provided, however, that nothing in this Agreement will be construed to prevent Kill from testifying at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving the Company.

15.           Acknowledgement of Reading and Understanding; Consultation with Counsel.  Kill, by signing this Agreement, acknowledges and agrees that Kill has carefully read and understood all provisions of this Agreement, and that Kill has entered into this Agreement knowingly and voluntarily.  Kill further acknowledges that the Company has advised Kill to consult with counsel prior to signing this Agreement, and Kill acknowledges that Kill has consulted with or had the opportunity to consult with legal counsel.

IN WITNESS HEREOF, the parties have executed this Agreement in the manner appropriate for each on the dates written below.

CIPRICO INC.

By:	/s/ James W. Hansen
Its:	Chief Executive Officer
Dated:	09/30/04

/s/ Robert H. Kill
Robert H. Kill
Dated:	09/30/04